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EXHIBIT 16.1   LETTER OF NELSON, MAYOKA & CO.

Nelson, Mayoka & Company, P.C.
551 5th Avenue
New York, NY 10176-00001


August 2, 1999


Board of Directors
On2.com Inc.
375 Greenwich Street
New York, NY 10013

We would like to inform you that we resign as the auditors of On2.com Inc. as of July 27, 1999. We agree with the reference to us that you have included in the Current Report on form 8-K that you propose to file on August 2, 1999.


Very truly yours,

/s/ Nelson, Mayoka & Co.
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Nelson, Mayoka & Co.